UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 14, 2008

AVANT IMMUNOTHERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-15006	13-3191702
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

119 Fourth Avenue
Needham, Massachusetts 02494-2725
(Address of principal executive offices) (Zip Code)

(781) 433-0771
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Compensatory Arrangements of Certain Officers.

(b) As previously disclosed, Dr. Una S. Ryan, who had been the Chief Executive Officer and President of AVANT Immunotherapeutics, Inc. (the “Company”), informed the Company’s Board of her intention to depart from the Company pending negotiation of the terms of her separation.  The Company and Dr. Ryan executed a separation agreement effective July 16, 2008 (“Separation Agreement”) setting forth the terms of Dr. Ryan’s separation from the Company.

The Separation Agreement provides, among other things, for: (i) consistent with the terms of the pre-existing employment agreement between Dr. Ryan and the Company (which was amended prior to the transaction in which Celldex Therapeutics merged with a subsidiary of the Company to require this merger-related payment in the event of Dr. Ryan’s separation from the Company after the merger under certain circumstances), a lump sum cash payment of $1,323,203, plus interest in the amount of $10,784.10, which is payable on November 8, 2008; (ii) a mutual general release; (iii) payment of insurance premiums under COBRA for 18 months; (iv) reimbursement of attorneys’ fees up to $30,000 and (v) vesting of options to purchase 153,125 shares of Company common stock (of the options to purchase 612,500 shares of Company common stock which had been granted to Dr. Ryan on March 7, 2008).  The remainder of Dr. Ryan’s options terminated as of July 16, 2008.

The Separation Agreement also provides for Dr. Ryan’s resignation, effective July 16, 2008, from her position as a director of the Company and each of its subsidiaries in connection with the execution of the Separation Agreement.

The foregoing description of the Separation Agreement is intended to be a summary and is qualified in its entirety by reference to such document, which is attached as Exhibit 10.1 and is incorporated by reference herein.

(e)  The information set forth in Item 5.02(b) of this Current Report on Form 8-K is incorporated herein by reference in its entirety.

Item 9.01.              Financial Statements and Exhibits

Exhibit	Description
10.1	Separation and General Release Agreement effective July 16, 2008 by and between the Company and Una S. Ryan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVANT IMMUNOTHERAPEUTICS, INC.

Date: July 17, 2008	By:	/s/ Avery W. Catlin
Avery W. Catlin
Title: Senior Vice President and
Chief Financial Officer